EXHIBIT 4.2

             Form of Stock Option Agreement to be entered into with
              Optionees with respect to tock Options


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                             STOCK OPTION AGREEMENT
                             ----------------------

                  FOR INCENTIVE STOCK OPTIONS UNDER SECTION 422
                          OF THE INTERNAL REVENUE CODE
                                 PURSUANT TO THE
                            TF FINANCIAL CORPORATION
                             1997 STOCK OPTION PLAN

     STOCK OPTIONS for a total of _________ shares of Common Stock, par value $.10 per share, of TF Financial Corporation (the "Company"), which Option is intended to qualify as an Incentive Stock Option under Section 422 of the Internal Revenue Code of 1986, as amended, is hereby granted to ______________ (the "Optionee") at the price determined as provided in, and in all respects subject to the terms, definitions and provisions of the 1997 Stock Option Plan (the "Plan") adopted by the Company which is incorporated by reference herein, receipt of which is hereby acknowledged.

     1. Option Price. The Option price is $16.50 for each Share, being 100% of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option (January 21, 1997).

     2. Exercises of Option. This Option shall be exercisable in accordance with provisions of the Plan, provided the holder of such Option is an employee of the Company as of such date, as follows:

          (a)   Schedule of Rights to Exercise.

               Date                                         Percentage of
               ----                                          Total Shares
                                                            Awarded Which
                                                           Are Exercisable/
                                           Options         Non-forfeitable
                                           -------         ---------------

Upon grant..........................          0                   0%
As of January 21, 1998..............        ____                 20%
As of January 21, 1999..............        ____                 40%
As of January 21, 2000..............        ____                 60%
As of January 21, 2001..............        ____                 80%
As of January 21, 2002..............        ____                 100%


        Options awarded to the Optionee shall continue to vest annually during such period that the Optionee serves as an employee, director or director emeritus of Third Federal Savings Bank or the Company. Notwithstanding any provisions in this Section 2, in no event shall this Option be exercisable prior to six months following the date of grant. Options shall be 100% vested and exercisable upon the death or disability of the Optionee, or upon a Change in Control of the Company. Options shall become "non-incentive" options and remain exercisable for the remaining term upon retirement following not less than 10 years, if not exercised within 3 months of retirement.


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               (b)    Method of Exercise.  This Option shall be exercisable by a written notice which shall:

                        (i) State the election to exercise the Option, the number of Shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such Shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

                       (ii) Contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

                      (iii) Be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

                       (iv) Be in writing and delivered in person or by certified mail to the Treasurer of the Company.

        Payment of the purchase price of any Shares with respect to which the Option is being exercised shall be by certified or bank cashier's or teller's check. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

               (c) Restrictions on Exercise. This Option may not be exercised if the issuance of the Shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Optionee's exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

        3. Non-transferability of Option. This Option may not be transferred in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.


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        4. Term of Option.  This Option may not be exercised  more than ten (10)
years from the date of grant of this Option, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

        5. Dividend Equivalent Rights. The Options represented by this Agreement shall include the right of the Optionee to receive Dividend Equivalent Rights. Such rights shall provide that upon the payment of a dividend on the Common Stock, the holder of such Options shall receive payment of compensation in an amount equivalent to the dividend payable as if such Options had been exercised and such Common Stock held as of the dividend record date. Such rights shall expire upon the expiration or exercise of such underlying Options. Such rights are non-transferable and shall attach to Options whether or not such Options are immediately exercisable. The dividend equivalent payments associated with Options shall be paid to the Option holder at the dividend payment date of the Common Stock.

     6. Related Matters. Notwithstanding anything herein to the contrary, additional conditions or restrictions related to such Options may be contained in the Plan or the resolutions of the Plan Committee authorizing such grant of Options.

                            TF Financial Corporation

Date of Grant:  January 21, 1997                   By:
                ----------------                      --------------------------



Attest:




---------------------------------


[SEAL]


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                      INCENTIVE STOCK OPTION EXERCISE FORM
                      ------------------------------------

                                 PURSUANT TO THE
                            TF Financial Corporation
                             1997 STOCK OPTION PLAN

                                                                  --------------
                                                                          (Date)

TF Financial Corporation

Dear Sir:

        The undersigned elects to exercise the Incentive Stock Option to purchase _____________ shares, par value $.10, of Common Stock of TF Financial Corporation under and pursuant to a Stock Option Agreement dated ______________, 19__.

        Delivered herewith is a certified or bank cashier's or teller's check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.

                         $________          of cash or check
                          ________          of Common Stock
                         $                  Total
                          ========

        The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

        Name___________________________________

        Address________________________________

        Social Security Number_________________

                                                   Very truly yours,


                                                   _____________________________